Exhibit 99

Ingredion Incorporated	NEWS RELEASE RELEASE
5 Westbrook Corporate Center
Westchester, IL 60154	CONTACT:
Investors: Heather Kos, 708-551-2592
Media: Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS SOLID THIRD QUARTER 2015 RESULTS

•                  Third quarter 2015 reported and adjusted EPS were $1.48 and $1.64, respectively, compared to $1.60 of reported EPS in the third quarter 2014

•                  Year-to-date 2015 reported and adjusted EPS were $4.09 and $4.47, respectively, up from $3.89 of reported EPS in the year-ago period

•                  2015 adjusted EPS guidance raised to $5.75-$5.90, including acquisition-related EPS accretion and excluding associated acquisition-related costs and restructuring costs

WESTCHESTER, Ill., October 29, 2015 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the third quarter 2015.

“Our solid third quarter results reflect the overall positive trajectory of our business,” said Ilene Gordon, chairman, president and chief executive officer. “Higher core and specialty volumes, improved mix, good operating efficiency, and the impact of acquisitions, more than offset foreign-exchange headwinds.  Year-over-year operating income improved in North America, South America, and Asia Pacific.

“Our growth strategy continues to drive robust results and we remain confident in our 2015 outlook. Volume growth, disciplined cost management, and improved mix are expected to continue in the fourth quarter. Our Kerr acquisition, which broadens our wholesome and clean-label ingredient portfolio, was finalized in August and the Penford integration remains on track for at least $20 million in annualized cost synergies. We continue to take actions to optimize our cost structure for the future. Our expectation for adjusted EPS for the year is raised to $5.75-$5.90, including accretion resulting from both transactions, but excluding costs related to acquisitions and restructuring.” Gordon added.

Diluted Earnings Per Share (EPS)

	3Q14	3Q15	YTD14	YTD15
Reported EPS	$1.60	$1.48	$3.89	$4.09
Acquisition/Integration costs	—	0.03	—	0.16
Impairment/Restructuring	—	0.13	—	0.22
Adjusted EPS*	$1.60	$1.64	$3.89	$4.47

*Totals may not foot due to rounding

Estimated factors affecting change in adjusted EPS

	3Q15	YTD15
Margin	0.43	1.14
Volume	0.07	0.16
Foreign exchange	(0.24)	(0.47)
Other income/(expense)	(0.11)	(0.19)
Total operating items	0.15	0.64

Financing costs	0.01	0.05
Shares outstanding	0.03	0.15
Tax rate	(0.15)	(0.26)
Non-controlling interest	—	—
Total non-operating items	(0.11)	(0.06)
Total items affecting EPS	0.04	0.58

Financial Highlights

•                  At September 30, 2015, total debt and cash and short-term investments were $2.3 billion and $731 million, respectively, versus $1.8 billion and $614 million, respectively, at December 31, 2014.

•                  During the third quarter of 2015, net financing costs were $14 million, or $1 million lower than the year-ago period due to the benefit of lower interest rates on debt.

•                  The third quarter reported and adjusted effective tax rates were 31.8 percent and 31.9 percent, respectively, compared to a 26.1 percent reported effective tax rate in the year-ago period. The higher rates were primarily driven by greater earnings in higher tax jurisdictions as well as the devaluation of the Mexican peso during the quarter.

•                  Capital expenditures, net of disposals, were $193 million for the first nine months of 2015, $6 million higher than in the year-ago period.

•                  During the first nine months of the year, the Company repurchased approximately 435,000 shares of common stock for $34 million.

Business Review

Total Ingredion

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
Third quarter	1,460	-157	130	3	1,437	-2%
Year-to-date	4,300	-345	282	-21	4,216	-2%

Net Sales

•                  Net sales were down for both periods as a result of changes in foreign currency-exchange rates and the pass through of lower corn costs, partially offset by volume growth, both organic and acquisition-related, and increased prices in South America which partially compensated for currency headwinds.

Operating income

•                  Third quarter reported and adjusted operating income were $175 million and $192 million, respectively.  These were a two percent decrease and eight percent increase, respectively, compared to $178 million of reported operating income in the third quarter of 2014. The increase in adjusted operating income was primarily due to: organic volume growth in core and specialty ingredients; acquisition-related volume growth; margin expansion in North America; and improved price/mix in South America. These positives were partially offset by the negative effect of foreign exchange.

•                  Year-to-date 2015 reported and adjusted operating income were $487 million and $529 million, respectively. These were five percent and 14 percent increases, respectively, compared to $463 million of year-to-date 2014 reported operating income.  The increases in operating income were primarily due to: organic volume growth in core and specialty ingredients; acquisition-related volume growth; margin expansion in North America; and improved price/mix in South America. These positives were partially offset by the negative effect of foreign exchange.

•                  Third quarter reported operating income was lower than adjusted operating income by $17 million.  Of this, $12 million is related to Brazil restructuring; $2 million is related to severance-related charges for the sale of our plant in Port Colborne, Canada expected to close in the fourth quarter of 2015; and $3 million is for acquisition-related costs for Penford and Kerr.

North America

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
Third quarter	806	-22	118	-22	880	9%
Year-to-date	2,362	-48	267	-78	2,503	6%

Operating income

•                  Third quarter operating income increased from $113 million to $133 million. Higher organic and acquisition-related volumes, lower corn costs, and lower manufacturing expenses due to operational efficiencies accounted for the increase.

•                  Year-to-date operating income increased from $289 million to $362 million. Higher organic and acquisition-related volumes, lower corn costs, lower manufacturing expenses due to operational efficiencies, and nonrecurrence of costs attributable to the adverse weather effects in the first quarter of last year drove the increase.

South America

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
Third quarter	308	-102	22	28	256	-17%
Year-to-date	906	-216	-1	76	765	-16%

Operating income

•                  Operating income in the third quarter was $28 million, up four percent, or $1 million, largely as a result of improved price/mix and good cost discipline, partially offset by the foreign-exchange impact and higher input costs.

•                  Year-to-date operating income was $73 million, down $1 million, largely as a result of the negative effect of foreign-exchange and higher input costs resulting from inflation.  This was partially mitigated by improved price/mix.

Asia Pacific

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
Third quarter	206	-22	-6	-4	174	-15%
Year-to-date	594	-42	17	-16	553	-7%

Operating income

•                  Third quarter operating income was $28 million, up slightly from a year ago. Margin expansion was partially offset by foreign-exchange impacts.

•                  Year-to-date operating income was $81 million, up slightly from a year ago. Increased volume and margin expansion were partially offset by foreign-exchange impacts.

Europe, Middle East, Africa (EMEA)

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
Third quarter	141	-12	-4	1	126	-11%
Year-to-date	438	-39	-1	-3	395	-10%

Operating income

•                  Third quarter operating income was $22 million, down less than $1 million from a year ago. Year-to-date operating income was $67 million, down $2 million from a year ago. In both periods, good cost management was offset by foreign-exchange impacts and lower volumes.

2015 Guidance

2015 adjusted EPS, including anticipated $0.08-$0.12 per share accretion resulting from the Penford and Kerr acquisitions but excluding acquisition-related and restructuring costs, is expected to be in the range of $5.75 to $5.90 compared to adjusted EPS of $5.20 in 2014.  The full-year guidance assumes, compared to last year: overall improvement in North America, modest improvement in Asia Pacific, South America in line, and EMEA down given anticipated unfavorable changes in currency rates; an effective tax rate of approximately 32 percent; and earnings per share accretion attributable to the 2014 accelerated share repurchase program.  Sales of higher-value specialty ingredients are expected to continue to contribute to margin expansion.

In 2015, cash generated by operations and capital expenditures are expected to be approximately $650-$700 million and $300 million, respectively.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Jack Fortnum, chief financial officer.

The call will be webcast in real time, and will include a visual presentation accessible through the Ingredion website at www.ingredion.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE:INGR) is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients and biomaterial solutions. With customers in more than 100 countries, Ingredion serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including potato starch, tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses, including the Penford business; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.  Factors relating to the acquisition of Penford Corporation that could cause actual results and developments to differ from expectations include that the anticipated benefits of the acquisition, including synergies, may not be realized; and that the integration of Penford’s operations with our operations may be materially delayed or may be more costly or difficult than expected.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent reports on Forms 10-Q and 8-K.

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Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Change	September 30,		Change
(In millions, except per share amounts)	2015	2014	%	2015	2014	%
Net sales before shipping and handling costs	$1,524.0	$1,544.8	(1)%	$4,469.6	$4,547.8	(2)%
Less: shipping and handling costs	87.3	84.5	3%	253.8	247.7	2%
Net sales	$1,436.7	$1,460.3	(2)%	$4,215.8	$4,300.1	(2)%
Cost of sales	1,106.8	1,162.7	(5)%	3,286.6	3,456.8	(5)%
Gross profit	$329.9	$297.6	11%	$929.2	$843.3	10%

Operating expenses	139.2	129.1	8%	415.5	398.6	4%
Other (income) expense, net	1.9	(9.6)		2.5	(18.4)
Impairment/restructuring charges	13.8	—		24.2	—
Operating income	$175.0	$178.1	(2)%	$487.0	$463.1	5%
Financing costs, net	13.8	15.1	(9)%	44.2	49.0	(10)%
Income before income taxes	$161.2	$163.0	(1)%	$442.8	$414.1	7%
Provision for income taxes	51.2	42.6		138.3	113.9
Net income	$110.0	$120.4	(9)%	$304.5	$300.2	1%
Less: Net income attributable to non-controlling interests	2.1	1.8	17%	6.3	6.4	(2)%
Net income attributable to Ingredion	$107.9	$118.6	(9)%	$298.2	$293.8	1%

Earnings per common share attributable to Ingredion Common Shareholders:

Weighted average common shares outstanding:
Basic	71.6	73.0		71.6	74.2
Diluted	72.9	74.3		72.9	75.5

Earnings per common share of Ingredion:
Basic	$1.51	$1.62	(7)%	$4.17	$3.96	5%
Diluted	$1.48	$1.60	(8)%	$4.09	$3.89	5%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	September 30, 2015	December 31, 2014
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$722	$580
Short-term investments	9	34
Accounts receivable — net	779	762
Inventories	718	699
Prepaid expenses	25	21
Deferred income taxes	39	48
Total current assets	2,292	2,144

Property, plant and equipment — net	2,002	2,073
Goodwill	601	478
Other intangible assets — net	417	290
Deferred income taxes	4	4
Other assets	128	102
Total assets	$5,444	$5,091

Liabilities and equity
Current liabilities
Short-term borrowings	$24	$23
Accounts payable and accrued liabilities	646	698
Total current liabilities	670	721

Non-current liabilities	182	157
Long-term debt	2,243	1,804
Deferred income taxes	181	180
Share-based payments subject to redemption	21	22

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 77,810,875 shares issued at Sept. 30, 2015 and Dec. 31, 2014	1	1
Additional paid-in capital	1,160	1,164
Less: Treasury stock (common stock; 6,302,515 and 6,488,605 shares at Sept. 30, 2015 and Dec. 31, 2014, respectively) at cost	(475)	(481)
Accumulated other comprehensive loss	(1,053)	(782)
Retained earnings	2,481	2,275
Total Ingredion stockholders’ equity	2,114	2,177
Non-controlling interests	33	30
Total equity	2,147	2,207

Total liabilities and equity	$5,444	$5,091

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
( In millions )	2015	2014

Cash provided by operating activities:
Net income	$305	$300
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	145	147
Write-off of impaired assets	10	—
Charge for fair value mark-up of acquired inventory	8	—
Increase in margin accounts	(7)	(11)
Increase in other trade working capital	(59)	(26)
Other	79	52
Cash provided by operating activities	481	462

Cash used for investing activities:
Payments for acquisitions, net of cash acquired of $16	(434)	—
Capital expenditures, net of proceeds on disposals	(193)	(187)
Short-term investments	24	(1)
Proceeds from sale of investment	—	11
Cash used for investing activities	(603)	(177)

Cash provided by (used for) financing activities:
Proceeds from borrowings, net of repayments	439	109
Repurchases of common stock, net of issuances	(22)	(287)
Dividends paid (including to non-controlling interests)	(94)	(97)
Excess tax benefit on share-based compensation	6	5
Cash provided by (used for) financing activities	329	(270)

Effect of foreign exchange rate changes on cash	(65)	(24)
Increase (decrease) in cash and cash equivalents	142	(9)
Cash and cash equivalents, beginning of period	580	574
Cash and cash equivalents, end of period	$722	$565

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended			Nine Months Ended
	September 30,		Change	September 30,		Change
(Dollars in millions)	2015	2014	%	2015	2014	%

Net Sales
North America	$880.0	$805.6	9%	$2,503.1	$2,362.0	6%
South America	256.4	307.6	(17)%	764.5	906.2	(16)%
Asia Pacific	174.4	205.8	(15)%	553.1	594.3	(7)%
EMEA	125.9	141.3	(11)%	395.1	437.6	(10)%
Total	$1,436.7	$1,460.3	(2)%	$4,215.8	$4,300.1	(2)%

Operating Income
North America	$133.0	$113.1	18%	$362.2	$288.7	25%
South America	28.4	27.4	4%	73.0	73.8	(1)%
Asia Pacific	27.6	27.0	2%	81.3	80.1	1%
EMEA	21.7	22.2	(2)%	66.8	68.7	(3)%
Corporate (a)	(18.3)	(11.6)	58%	(54.4)	(48.2)	13%
Sub-total	192.4	178.1	8%	528.9	463.1	14%
Impairment/restructuring charges	(13.8)	—		(24.2)	—
Acquisition/integration costs	(1.6)	—		(9.3)	—
Charge for fair value mark-up of acquired inventory	(2.0)	—		(8.4)	—
Total	$175.0	$178.1	(2)%	$487.0	$463.1	5%

(a)         Includes $4 million of expense relating to a tax indemnification agreement with offsetting income of $4 million recorded in the provision for income taxes for the three months and nine months ended September 30, 2015.  For the three months and nine months ended September 30, 2014, includes $7 million of income relating to this tax indemnification agreement with an offsetting expense of $7 million recorded in the provision for income taxes.

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other unusual items. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Net Income and Adjusted Diluted Earnings Per Share (“EPS”) to GAAP Net Income and Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2015		September 30, 2014		September 30, 2015		September 30, 2014
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$107.9	$1.48	$118.6	$1.60	$298.2	$4.09	$293.8	$3.89

Add back:

Impairment/restructuring charges, net of income tax benefit of $4.5 million and $8.5 million, respectively	9.3	0.13	—	—	15.7	0.22	—	—

Acquisition and integration costs, net of income tax benefit of $0.6 million and $2.7 million, respectively	1.0	0.01	—	—	6.6	0.09	—	—

Charge for fair value mark-up of aquired inventory, net of income tax benefit of $0.7 million and $3.1 million, respectively	1.3	0.02	—	—	5.3	0.07	—	—

Non-GAAP adjusted net income	$119.5	$1.64	$118.6	$1.60	$325.8	$4.47	$293.8	$3.89

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Operating Income to GAAP Operating Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2015	2014	2015	2014

Operating income	$175.0	$178.1	$487.0	$463.1

Add back:

Impairment/restructuring charges	13.8	—	24.2	—

Acquisition/integration costs	1.6	—	9.3	—

Charge for fair value mark-up of acquired inventory	2.0	—	8.4	—

Non-GAAP adjusted operating income	$192.4	$178.1	$528.9	$463.1

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Effective Income Tax Rate to GAAP Effective Income Tax Rate

(Unaudited)

	Income before		Provision for		Effective Income Tax
	Income Taxes (a)		Income Taxes (b)		Rate (b/a)
	2015		2015		2015
		First Nine		First Nine		First Nine
(Dollars in millions)	Third Qtr	Months	Third Qtr	Months	Third Qtr	Months

As Reported	$161.2	$442.8	$51.2	$138.3	31.8%	31.2%

Add back:

Impairment/restructuring charges	13.8	24.2	4.5	8.5

Acquisition / integration costs	1.6	9.3	0.6	2.7

Charge for fair value mark-up of acquired inventory	2.0	8.4	0.7	3.1

Adjusted non-GAAP	$178.6	$484.7	$57.0	$152.6	31.9%	31.5%